EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Announces Pricing of Private Placement of $750 Million 4.99 Percent Convertible Perpetual Preferred Stock

HOUSTON, TEXAS, April 11, 2005—El Paso Corporation (NYSE:EP) announced today it has priced an offering of $750 million of 4.99 percent convertible perpetual preferred stock. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act), as amended.

Each share of the preferred stock will be convertible at the holder’s option, at any time, subject to adjustment, into 76.7754 shares of EP common stock under certain conditions. This conversion rate represents approximately $13.03 per share and an approximate 25-percent premium to the closing price of EP’s common stock on April 11, 2005. Holders of the preferred stock will be entitled to receive cash dividends at the rate of 4.99 percent per year, payable quarterly. El Paso will be able to cause the preferred stock to be converted into common stock after five years if its common stock is trading at 130 percent of the conversion price. The company expects the transaction to close on April 15, 2005.

El Paso has granted the joint book-running managers a 30-day option to purchase up to $150 million in additional shares of the preferred stock.

El Paso intends to use the net proceeds of the private placement to: (1) redeem the outstanding 8.25 percent Cumulative Preferred Stock of its subsidiary, El Paso Tennessee Pipeline Co., in the amount of $300 million plus accrued dividends; and (2) prepay its western energy settlement obligations, estimated to be approximately $442 million. Any shortfall in the amounts required to repay these obligations from the net proceeds from the sale of the preferred stock will be provided by existing cash on hand. Any excess proceeds from the exercise of the joint book-running managers’ option to purchase additional shares of preferred stock will be used for general corporate purposes.

The convertible perpetual preferred stock and the underlying common stock that will be issuable upon conversion have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation, or sale in any jurisdiction where the offer, solicitation, or sale would not be permitted.